Exhibit 5.4

January 25, 2023

TO:    The Securities and Exchange Commission

Dear Ladies and Gentlemen:

Re: Registration Statement on Form F-10 of MAG Silver Corp.

We refer to the prospectus (the “Prospectus”) of MAG Silver Corp. (the “Corporation”) relating to the offering by the Corporation of equity securities of the Corporation, forming part of the Registration Statement on Form F-10 (the “Registration Statement”) filed by the Corporation with the U.S. Securities and Exchange Commission.

We hereby consent to the reference to our firm name on the cover pages of the Registration Statement and Prospectus and under the headings “Certain Canadian Federal Income Tax Considerations” and “Legal Matters” in the Prospectus.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

/s/ Blake, Cassels & Graydon LLP

BLAKE, CASSELS & GRAYDON LLP